PixTech


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                     EMPLOYMENT AGREEMENT FRANCIS COURREGES
                              AS OF JUNE 28th, 1993
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Dear Sir :

Following our last conversation, we have the pleasure to inform you that Pixel International (hereafter the "Company" ) has decided to hire you starting July 19, 1993, under the following general conditions within the "Convention
Collective   Nationale  de  la  Metallurgie "  (hereafter  the  " Convention
Collective" ) and under the particular conditions as defined below :

Article 1 - Job Description

You shall be employed by our Company as Vice President Marketing & Sales.

Your activities shall be, in particular:

o    Management of marketing and sales,

o    Management of industrial partner relationship.

Article 2 - Non-commitment clause

You strictly declare that you are no longer bound to any other company, that you have left your previous employer free of any commitment and shall no longer be bound to whatever non-competition obligation.

Article 3 - Term of the Agreement - Trial Period

You are employed for an undetermined period of time without any trial period.

Article 4 - Compensation

You shall get an annual gross compensation of FF 780,000 (seven hundred and eighty thousand).

This compensation shall be paid on a monthly basis over 12 months, by bank check or mail or bank transfer at the end of each month.

You shall benefit from the grant of 1,500 options to purchase shares of Pixel International at an exercise price of FF. 100 per share. These stock options shall vest as of the date of grant for 50% of the shares and as of the next financing round scheduled for September 1993, for the remaining 50%.

Article 5 - Working Hours

Due to the responsibilities resulting from your position, you may occasionally do some overtime work. Your compensation takes this possibility into account and you shall not be entitled to claim for an extra compensation.

Article 6 - Place of Work

You shall be working in Rousset or in any other place in France where the Company might settle.

Article 7 - Obligations of the Employee - Exclusive Employment and
Non-Disclosure

You exclusively devote your time to the Company. However, you shall be exceptionally authorized to keep your position as "Chief Executive Officer" of Silverpool (swimming pool covering company) as well as to be a director of ES2, should you be elected to this position.

You may not, either during your employment or at any later date, give, provide and supply, in any way to any person, firm, association or company, the name or address of any customer of the Company, any trade secret of the profession or any confidential information regarding the activity of the Company or the members of its personnel, except with the written authorization given by a legal representative of the Company.

Article 8 - Non-disclosure Agreement

Should the present agreement be terminated by any of the parties, whatever the reason, you expressly agree not to (i) work in France or in any other country where you have been employed by the Company, for a company manufacturing or selling products or services likely to compete with those of the Company, (ii) to set up in France or in any other country where you have been employed by the Company, for your own account, a company of the same kind or to participate directly or indirectly to such company, even in quality of sleeping partner,
(iii) to canvass for your own account or that of third parties, whatever the reason, the customers of the Company.

It is expressly agreed that the execution of the present clause is limited to a one year period starting from the date of your leaving the Company, this period being renewable once by the Company.

It is agreed that under any circumstances, the Company may shorten the application period of the non-competition clause, or even give it up, provided however to inform you of this decision by registered letter with acknowledgment receipt within 8 days following the notification of the employment contract termination.

Article 9 - Personnel of the Company non-solicitation clause

Should the present agreement be terminated by any of the parties, for whatever reason, you agree not to act either for your own account of for the account of a third party, as to try and hire either the personnel of the Company, or any person having been a member of the personnel of the Company during the year preceding your leaving the Company and during the following year.

Article 10 - Intellectual and/or Industrial Property

If, during your employment with the Company, which includes an inventive part, you are to realize any invention, patentable or not, create designs or models, methods, programs, formulas or processes related to the activity, studies or research of the Company, and potentially patentable, the resulting intellectual or industrial property rights would belong to the Company.

However, should you without the assistance of the Company, realize an invention or a creation as above referred to, not related to the Company's activities, studies or research, the resulting intellectual or industrial rights would be your property.

Article 11 - Termination of employment agreement

Should the present employment agreement be terminated for whatever reason (resignation, dismissal, retirement, sickness leave), you agree to give back to the Company, the day of your departure, and whatever the term of the present agreement, all documents, reports, drawings, plans, lists, credit cards and correspondence as well as any equipment or products and cars belonging to the Company.

In order to state your agreement on all of the above, please return to us one copy of the present agreement after having initialed each page and signed the last one after having handwritten "Read, approved and agreed".


The Company,                                                  Francis Courreges
By : /s/ Jean-Luc Grand-Clement                      By : /s/ Francis Courreges
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Jean-Luc Grand-Clement,
Chief executive Officer